Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Kyverna Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share	457(o)
	Equity	Preferred Stock, $0.00001 par value per share	457(o)
	Equity	Depositary Shares	457(o)
	Debt	Debt Securities	457(o)
	Other	Warrants	457(o)
	Other	Rights	457(o)
	Other	Units	457(o)
	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$250,000,000 (2)	0.00015310	$38,275(3)
Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$250,000,000		$38,275

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$38,275

(1)

There are being registered hereunder such indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants to purchase common stock, preferred stock or debt securities, rights to purchase common stock, preferred stock, units and other securities and units as may be sold by the Registrant from time to time, which together shall have an aggregate initial offering price not to exceed $250,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The Registrant will determine, from time to time, the proposed maximum offering price per unit in connection with its issuance of the securities the Registrant is registering under this registration statement. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to pursuant to Item 16(b) of Form S-3 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.